                        Registration No. 333-____________

     As filed with the Securities and Exchange Commission on August 7, 1998

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                              First Mariner Bancorp
             (Exact Name of Registrant as Specified in its Charter)

           Maryland                                  52-1834860
--------------------------------         ---------------------------------
    (State of Incorporation)             (IRS Employer Identification No.)

                            1801 South Clinton Street
                               Baltimore, MD 21224
                    ----------------------------------------
                    (Address of Principal Executive Offices)

                              First Mariner Bancorp
                          Employee Stock Purchase Plan
                          ----------------------------
                            (Full Title of the Plans)

                                   Copies to:

Joseph A. Cicero, President                Melissa Allison Warren, Esquire
   First Mariner Bancorp                    Ober, Kaler, Grimes & Shriver
 1801 South Clinton Street                     120 E. Baltimore Street
   Baltimore, MD 21224                        Baltimore, Maryland 21202
     (410) 342-2600                                 (410) 347-7684
------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)


------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------

      Title of                                         Proposed                Proposed
     Securities                 Amount                  Maximum                 Maximum                Amount of
        to be                    to be              Offering Price             Aggregate             Registration
     Registered              Registered(1)           Per Share (2)        Offering Price (2)              Fee
-----------------------      --------------         --------------        ------------------         ------------
Common Stock,                110,000 shares             $14.25                $1,567,500                $462.41
$.05 par value
-----------------------      --------------         --------------        ------------------         ------------



(1) Together with such indeterminate number of additional shares as may be issuable to avoid dilution as the result of a stock split, stock dividend or similar adjustment of the Common Stock pursuant to 17 C.F.R. Section 230.416(a).

(2) Estimated pursuant to Rule 457(h)(l) and Rule 457(c) solely for the basis of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported by the Nasdaq National Market on August 5, 1998.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended.

Part II

Item 3.  Incorporation of Documents by Reference

         The following documents filed or to be filed with the Commission are incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, which includes the consolidated statements of financial condition of the Company and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flow for each of the years in the two-year period ended December 31, 1997, together with the related notes and report of independent certified public accountants dated February 27, 1998 and filed with the Commission on March 31, 1998.

         (b) The Registrant's Form 10-Q Report for the fiscal quarter ended March 31, 1998, filed with the Commission on May 14, 1998.

         (c) The description of the Registrant's Common Stock, $0.05 par value per share (the "Common Stock"), under the caption "Description of the Registrant's Securities to be Registered" in the Registrant's Registration Statement on Form 8-A (Registration No. 0-21815), filed with the Commission on December 3, 1996.

         All documents filed by the Registrant pursuant to Sections 13(a) and
(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein from the date of filing of such documents. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Neither the named experts or counsel referenced below have an interest in the Registrant.

Item 6.  Indemnification of Directors and Officers

         Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a corporation may indemnify any director or officer made party to a civil, criminal, administrative or investigative actions, suit or proceeding by reason of service in the capacity of a director or officer, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such proceeding, unless it is proved that (a) the act or omission for which the director or officer seeks indemnification was material to the matter giving rise to the action, suit or proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. If the proceeding is a derivative suit in favor of the corporation, indemnification may not be made in any proceeding in which the director or officer is adjudged to be liable to the corporation. The statute also provides for indemnification of directors and officers by court order.

         In connection with services rendered in administering the Plan, members of the Board of Directors of the Registrant, including members of a committee to whom responsibility may be delegated under the Plan, will be entitled to indemnification to the extent permitted in the Registrant's Charter. The Registrant's Charter provides for indemnification of any person who is serving or has served as a director or officer of the Registrant, against all liabilities and expenses incurred in connection with any action, suit or proceeding arising out of such service to the full extent permitted under Maryland law.

         The Registrant maintains officers' and directors' liability insurance in the amount of $10,000,000.

Item 7.  Exemption From Registration Claimed

         Not applicable.

Item 8.  List of Exhibits

         The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-B):

         5 Opinion of Ober, Kaler, Grimes & Shriver as to the legality of the Common Stock.

         10 First Mariner Bancorp Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.6 to the Registrants' Registration Statement on Form S-1, file no. 333-53789, filed May 28, 1998, as amended.

         23.1 Consent of Ober, Kaler, Grimes & Shriver (contained in the opinion included as Exhibit 5).

         23.2     Consent of KPMG Peat Marwick LLP.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement unless the information required by
(i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 of the Exchange Act that are incorporated by reference into this Registration Statement;

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plans;

         4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, First Mariner Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland, this 5th day of August, 1998.

FIRST MARINER BANCORP

                                 By:  /s/ Edwin F. Hale, Sr.
                                    ------------------------------------------
                                      Edwin F. Hale, Sr.
                                      Chairman of the Board, and
                                       Chief Executive Officer

                      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


        Name                                          Title                                      Date
        ----                                          -----                                      ----
/s/ Edwin F. Hale, Sr.                     Chairman and Chief Executive                     August 5, 1998
-------------------------------            Officer (Principal Executive Officer)
Edwin F. Hale, Sr.


/s/ Joseph A. Cicero                       Director and President                           August 5, 1998
-------------------------------
Joseph A. Cicero

/s/ George H. Mantakos                     Director                                         August 5, 1998
-------------------------------
George H. Mantakos

/s/ Kevin M. Healey                        Controller (Principal Financial                  August 5, 1998
-------------------------------             Officer)
Kevin M. Healey

/s/ Barry B. Bondroff                      Director                                         August 5, 1998
-------------------------------
Barry B. Bondroff

/s/ Rose M. Cernak                         Director                                         August 5, 1998
-------------------------------
Rose M. Cernak

/s/ Christopher P. D'Anna                  Director                                         August 5, 1998
-------------------------------
Christopher P. D'Anna




/s/ Bruce H. Hoffman                       Director                                         August 5, 1998
-------------------------------
Bruce H. Hoffman

/s/ Melvin S. Kabik                        Director                                         August 5, 1998
-------------------------------
Melvin S. Kabik

/s/ R. Andrew Larkin                       Director                                         August 5, 1998
-------------------------------
R. Andrew Larkin

/s/ Jay J.J. Matricciani                   Director                                         August 5, 1998
-------------------------------
Jay J.J. Matricciani

/s/ Dennis C. McCoy                        Director                                         August 5, 1998
-------------------------------
Dennis C. McCoy

/s/ Walter L. McManus, Jr.                 Director                                         August 5, 1998
-------------------------------
Walter L. McManus, Jr.

-------------------------------            Director                                         ______________, 1998
James P. O'Conor

/s/ John  J. Oliver, Jr.                   Director                                         August 5, 1998
-------------------------------
John J. Oliver, Jr.

/s/ Hanan Y. Sibel                         Director                                         August 5, 1998
-------------------------------
Hanan Y. Sibel

-------------------------------            Director                                         _______________, 1998
Leonard Stoler


                                  EXHIBIT INDEX


Exhibit
No.            Description
-------        -----------
5              Opinion of Ober, Kaler, Grimes & Shriver

10 First Mariner Bancorp Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.6 to the Registrant's Registration
               Statement on Form S-1, File No. 333-53789, filed May 28, 1998, as amended)

23.1 Consent of Ober, Kaler, Grimes & Shriver (contained in the opinion included in Exhibit 5)

23.2           Consent of KPMG Peat Marwick LLP
